Exhibit 99.1

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

AND OCEAN SHORE HOLDING CO. RECEIVE

STOCKHOLDER APPROVALS FOR MERGER

TOMS RIVER, NEW JERSEY and OCEAN CITY, NEW JERSEY, November 23, 2016…OceanFirst Financial Corp. (“OceanFirst”) (NASDAQ:“OCFC”), headquartered in Toms River, New Jersey and Ocean Shore Holding Co. (“Ocean Shore”) (NASDAQ:“OSHC”) headquartered in Ocean City, New Jersey jointly announced that the companies have received the requisite stockholder approvals for the merger of the two companies that was announced on July 13, 2016. As previously announced, the required regulatory approvals for the proposed transaction have been obtained. OceanFirst and Ocean Shore expect the transaction to close on November 30, 2016.

Upon completion of the transaction, it is estimated that OceanFirst and Ocean Shore will have combined assets of $5.3 billion, loans of $4.0 billion, deposits of $4.0 billion and 61 full service banking locations throughout central and southern New Jersey.

OceanFirst President and Chief Executive Officer, Christopher D. Maher, said, “With all of the necessary approvals received, we will proceed with our plans to complete the merger with Ocean Shore on November 30th. It is my pleasure to welcome the Ocean Shore stockholders, along with the customers and employees of Ocean City Home Bank, into our growing OceanFirst family.”

Ocean Shore President and Chief Executive Officer, Steven E. Brady added, “I am looking forward to merging our Ocean Shore organization with OceanFirst to provide enhanced value to our customers, the communities we serve and our stockholders. We are proud to join the OceanFirst franchise and be part of the largest New Jersey-based community bank operating in the central and southern part of our state.”

About OceanFirst Financial Corp.

OceanFirst Financial Corp.’s subsidiary, Ocean First Bank, founded in 1902, is a community bank with $4.2 billion in assets and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

About Ocean Shore Holding Co.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank. Founded in 1887, Ocean City Home Bank operates 11 branch offices throughout Cape May and Atlantic Counties in New Jersey. Ocean City Home Bank places a strong emphasis on obtaining deposits by offering checking account products and services for consumers, businesses, municipalities and local boards of education. Additionally, Ocean City Home Bank provides savings accounts designed to fit any need. Ocean City Home Bank also provides a full menu of residential, consumer and commercial lending options. The goal at Ocean City Home Bank is to develop strong relationships with customers by continually offering innovative products and services that will fill all their financial needs. Ocean City Home Bank works diligently every day to earn its reputation as “the bank people trust.”

Forward-Looking Statements

This joint press release contains forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to satisfy customary closing conditions; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Ocean Shore assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that OceanFirst or Ocean Shore anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Ocean Shore’s Annual Report on Form 10-K, those disclosed in OceanFirst’s and Ocean Shore’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), those included in the joint proxy statement/prospectus that OceanFirst and Ocean Shore have mailed to their respective stockholders, as well as the possibility that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, OceanFirst’s and Ocean Shore’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made in this press release or in any documents, OceanFirst and Ocean Shore claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional Information about the Transaction

This joint press release is being made in respect of the proposed transaction involving OceanFirst and Ocean Shore. This communication shall not constitute an offer to sell or the solicitation of any offer to buy any securities. In connection with the proposed transaction, OceanFirst has filed with the SEC and the SEC has declared effective, a definitive Registration Statement (File No. 333-213307) on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction. Before making any investment decision, the respective investors and stockholders of OceanFirst and Ocean Shore are urged to carefully read the entire joint proxy statement/prospectus that OceanFirst and Ocean Shore have mailed to their respective stockholders and any other relevant documents filed by either company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about OceanFirst, Ocean Shore and the proposed transaction. Copies of the joint proxy statement/prospectus may be obtained free of charge at the SEC’s website at http://www.sec.gov, or by directing a request to OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08753, Attn: Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, or Ocean Shore Holding Co., 1001 Asbury Avenue, Ocean City, New Jersey 08226, Attn: Steven E. Brady, President and Chief Executive Officer.

Contacts:

For OceanFirst Financial Corp.:

Christopher D. Maher, 732-240-4500

President and Chief Executive Officer

or

For Ocean Shore Holding Co.:

Steven E. Brady, 609-399-0012

President and Chief Executive Officer

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